Exhibit 3.3

Certificate of Designation of
Series B Convertible Stock of Naturade
As Amended to Date

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
NATURADE, INC.

NATURADE, INC., a Delaware corporation (the "Corporation"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board duly adopted the following resolutions:

WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock, par value $.0001 per share (the "Preferred Stock"), and the rights, preferences, privileges and restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, dividends, conversion, dissolution or the distribution of assets, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting the series;

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock is hereby created and authorized to be issued in the number and series, and on the terms and with the provisions, set forth below:

A.  Designation of Series and Number of Shares. The designation of the series of Preferred Stock authorized by this resolution shall be "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The total number of shares of Series B Preferred Stock authorized hereby shall be 48,000,000.

B.  Voting.

1.  Each holder of shares of Series B Preferred Stock shall be entitled to notice of any and all meetings of the holders of the Common Stock and notice of any actions taken by the holders of the Common Stock by written consent and shall be entitled to vote on all matters (including the election of directors by the holders of Common Stock) presented to the holders of Common Stock on which such holders vote, voting together with the holders of the Common Stock as a single class, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series B Preferred Stock could be converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

2.  In addition to the voting rights conferred pursuant to Section B(1) above, the Corporation shall not, by merger or otherwise, without obtaining the prior written consent or affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting together as a single class and given by written consent in lieu of a meeting or by votes at a special meeting called for such purpose (for which written notice shall have been given to all holders of Series B Preferred Stock in the manner provided in the By-laws of the Corporation) (i) amend, alter or repeal any provision of the By-laws of the Corporation if such amendment, alteration or repeal would adversely affect the holders of the Series B Preferred Stock; (ii) create, authorize or issue any class of stock ranking senior to, or on a parity with, the Series B Preferred Stock (including additional shares of Series B Preferred Stock) with respect to dividends or upon liquidation, dissolution, winding up or otherwise, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such senior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior or parity shares or alter, amend or repeal any of the terms of any of the foregoing; (iii) merge, consolidate, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets, property or business of the Corporation in one or more related transactions; (iv) amend (by merger or otherwise) the Certificate of Incorporation of the Corporation; (v) issue or sell any Additional Shares of Common Stock (as defined below) or Excluded Securities (as defined below) or debt or equity securities convertible into or evidencing the right to purchase any shares of Common Stock, (vi) acquire, or permit any subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture or other business combination; (vii) create, incur, assume or suffer to exist, or permit any subsidiary to create, incur, assume or suffer to exist, Indebtedness (as defined below); and (viii) liquidate, dissolve or wind up the Corporation.

3.  In addition to the voting rights of the Series B Preferred Stock pursuant to Section B(1) above, at any meeting held for the purpose of electing directors (or in a written consent in lieu thereof), the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election of two directors who shall be elected solely by the holders of the Series B Preferred Stock. A vacancy in any directorship elected by the holders of the Series B Preferred Stock as provided in this Section B(3) shall be filled only by the vote or written consent of the holders of the Series B Preferred Stock. If the original purchasers of the Series B Preferred Stock and their Affiliates and their Associates (as defined below) hold, in the aggregate, less than 50% of the shares of Series B Preferred Stock issued on the Original Issuance Date, then this Section B(3) shall terminate.

C.  Liquidation. In the event the Corporation shall be Liquidated (as defined below) whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of any shares of Preferred Stock which are senior in rights of liquidation to the Series B Preferred Stock the full preferential amounts to which such holders are entitled under the terms of such Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive, prior to and in preference to any distribution to the holders of Common Stock and holders of any Preferred Stock junior to the Series B Preferred Stock, an amount per share equal to the applicable Per Share Liquidation Amount (as defined below) payable with respect to the shares of Series B Preferred Stock. As used herein, the amount of the "Per Share Liquidation Amount" for a share of Series B Preferred Stock shall be determined as follows: (1) if the share of Series B Preferred Stock is an Original Issuance Share (as defined below), then the Per Share Liquidation Amount for such share shall equal the Original Issuance Price (as defined below)(as adjusted for any stock splits, stock dividends, reorganizations or the like after the Original Issuance Date (as defined below)) plus the amount of all accrued but unpaid dividends on the Series B Preferred Stock accumulated on such share of Series B Preferred Stock from the Original Issuance Date through the date of distribution (whether or not such dividends shall have theretofore been declared by the Board of Directors of the Corporation), and (2) if the share of Series B Preferred Stock is not an Original Issuance Share, then the Per Share Liquidation Amount for such share shall equal the price at which such share was issued on its Issuance Date (as defined below) (as adjusted for any stock splits, stock dividends, reorganizations or the like after its Issuance Date) plus the amount of all accrued but unpaid dividends on the Series B Preferred Stock accumulated on such share of Series B Preferred Stock from its Issuance Date through the date of the distribution (whether or not such dividends shall have theretofore been declared by the Board of Directors of the Corporation). If the Corporation is Liquidated and the Available Funds and Assets shall be insufficient to permit the payment to all holders of the Series B Preferred Stock of their full preferential amount described in this Section C, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding shares of Series B Preferred Stock pro rata, according to the number of outstanding shares of Series B Preferred Stock then held by each holder thereof. The Corporation shall be deemed to have been "Liquidated" upon the occurrence of (i) any liquidation, dissolution or winding up of the Corporation; (ii) any sale by the Corporation of all or substantially all its assets; or (iii) the acquisition of the Corporation by another entity by means of a merger, consolidation or reorganization of the Corporation resulting in the exchange of the outstanding shares of the Corporation for securities issued, or caused to be issued, by the acquiring corporation or its subsidiary where less than 50% of the successor corporation's voting rights, immediately after the transaction, are held by the persons who held the Corporation's voting rights immediately prior to the transaction. Other than as set forth in clauses (ii) and (iii) above, no sale of assets, merger, consolidation or reorganization shall be considered a Liquidation.

D.  Dividends. Preferential dividends on each share of Series B Preferred Stock shall be cumulative and accrue (whether or not there are profits or capital or surplus available therefor) at the rate of ten percent (10%) per annum on the Accrued Value thereof (computed on a semi-annual basis based upon a 360-day year of twelve 30-day months and pro rated as necessary in the event that dividends shall be paid on other than a semi-annual basis) from the Issuance Date of such share. The term "Accrued Value" shall mean, with respect to each share of Series B Preferred Stock, the sum of (i) $0.1477, plus (ii) all cash dividends that have been accrued and that have not been paid (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

E.  Omitted.

F.  Optional Conversion.

1.  Each holder of any shares of Series B Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert any of such shares into Common Stock, on the basis hereinafter provided. Each share of Series B Preferred Stock may be converted into such number (which may be a fraction) of fully paid and non-assessable shares of Common Stock as is equal to the sum of (i) the quotient obtained by dividing (A) the Original Issuance Price (as defined in Section I below) by (B) the Series B Conversion Price (as defined in Section I below) (the "Series B Conversion Ratio") PLUS (ii) any Antidilution Shares (as defined in Section I below). Upon conversion of a share of Series B Preferred Stock pursuant to this Section F, all accrued but unpaid dividends with respect to such share of Series B Preferred Stock will be canceled.

2.  The holder of any shares of Series B Preferred Stock may exercise the conversion right pursuant to Section F.1 above as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series B Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversions shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date") and the person entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as the record holder of such Common Stock as of such date. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section F.3 below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series B Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

3.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then current market price (as determined in accordance with Section F(4)(f) below) of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest. For purposes of calculating the number of shares of Common Stock to be issued on conversion of Series B Preferred Stock, or for purposes of calculating voting or dividend rights based on the number of shares issuable on conversion of Series B Preferred Stock, all fractional shares of Common Stock of a holder resulting from, or that would result from, the conversion of Series B Preferred Stock, shall be aggregated and combined into the largest resulting whole number, so that the total number of shares of Common Stock for which any holder receives settlement in cash as fractional shares, or which the holder is not entitled to vote or receive dividends upon as fractional shares, will be less than one.

4.  The Series B Conversion Price shall be subject to adjustment at any time and from time to time as follows:

a.  If the Corporation shall at any time or from time to time after the Original Issuance Date issue any Additional Shares of Common Stock without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issuance, the Series B Conversion Price in effect immediately prior to such issuance shall forthwith (except as otherwise provided in this Section F(4)(a)) be adjusted to a price determined by multiplying such Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section F(4)(a)(iv)(A) or (B)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Series B Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section F(4)(a)(iv)(A) or (B)) plus the number of shares of such Additional Shares of Common Stock.

For the purposes of any adjustment of the Series B Conversion Price pursuant to this Section F(4)(a), the following provisions shall be applicable:

(i)  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts and commissions, but not legal fees or other expenses of the Company, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(ii)  In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation; provided, however, that the aggregate fair market value of such non-cash and cash consideration shall not exceed the current market price of the shares of Common Stock being issued;

(iii)  In the case of the issuance of Common Stock without consideration, the consideration shall be deemed to be $.0001 per share; and

(iv)  In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(A)  the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (i), (ii) and (iii) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B)  the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (i), (ii) and (iii) above);

(C)  on any change in the exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provision thereof, the applicable Series B Conversion Price shall forthwith be readjusted to such Series B Conversion Price as would have resulted had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change (or options or rights related to such securities not converted prior to such change) been made upon the basis of such change; and

(D)  on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series B Conversion Price shall forthwith be readjusted to such Series B Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

b.  If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, as of the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series B Conversion Price shall be appropriately decreased and the number of shares of Common Stock issuable on conversion of a share of Series B Preferred Stock shall be appropriately increased, in each case, in proportion to such increase in outstanding shares.

c.  If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date for such combination, the Series B Conversion Price shall be appropriately increased and the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be appropriately decreased, in each, in proportion to such decrease in outstanding shares.

d.  In case, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person, other than a Liquidation (as defined in Section C above) and other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock, each share of Series B Preferred Stock after such reorganization, reclassification, consolidation, merger, exchange or sale or other disposition shall be convertible into the kind and number of shares of stock or other securities of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets or all have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series B Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, exchange or sales or other disposition had they been converted into Common Stock immediately prior to the time of such reorganization, reclassification, consolidation, merger, exchange or sale or other disposition. The provisions of this Section F(4)(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, exchanges or sales or other dispositions. In the event that any of the transactions described in this Section F(4)(d) constitutes a transaction pursuant to which the Corporation shall be Liquidated (as defined in Section C above), the provisions of Section C above shall be applied instead of the provisions of this Section F(4)(d).

e.  All calculations under this Section F(4) shall be made to the nearest one tenth (1/10) of a share, as the case may be.

f.  For the purpose of any computation pursuant to Section F(3) above or this Section F(4), the current market price at any date of one share of Common Stock shall be determined as follows:

(i)  If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 20-day period ending three days prior to the date of determination;

(ii)  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 20-day period ending three days prior to the date of determination; or

(iii)  If there is no active public market, then in good faith by the Board of Directors of the Corporation, or if such determination cannot be made, by a nationally-recognized independent investment banking firm selected mutually by the holders of at least a majority by voting power of the Series B Preferred Stock then outstanding and the Corporation (or, if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

5.  In any case in which the provisions of Section F(4) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section F(3) above; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

6.  Whenever the Series B Conversion Price shall be adjusted as provided in Section F(4) above, the Corporation shall forthwith file, at the office of the Corporation or any transfer agent designated by the Corporation for the Series B Preferred Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the adjusted Series B Conversion Price. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series B Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section F(7).

7.  In the event the Corporation shall propose to take any action of the types described in Sections F(4)(a), (b), (c) or (d), or to commence a transaction in which the Corporation shall be Liquidated, the Corporation shall give notice to each holder of shares of Series B Preferred Stock in the manner set forth in this Section F(7), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series B Conversion Price then in effect and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

8.  The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Preferred Stock.

9.  The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series B Preferred Stock.

10.  All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

11.  The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section F and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

G.  Redemption.

1.  Mandatory Redemption. On the seventh anniversary of its Issuance Date (the "Mandatory Redemption Date"), the Corporation shall redeem each outstanding share of Series B Preferred Stock for a redemption price equal to the applicable Per Share Redemption Price (as defined below) payable with respect to such share of Series B Preferred Stock. As used herein, the amount of the "Per Share Redemption Price" for a share of Series B Preferred Stock shall be determined as follows: (1) if the share of Series B Preferred Stock is an Original Issuance Share, then the Per Share Redemption Price for such share shall equal the Original Issuance Price (as adjusted for any stock splits, stock dividends, reorganizations or the like after the date hereof) plus the amount of all accrued but unpaid dividends on the Series B Preferred Stock accumulated on such share of Series B Preferred Stock from the Original Issuance Date through the date that such share of Series B Preferred Stock shall be by the Corporation (whether or not such dividends shall have theretofore been declared by the Board of Directors of the Corporation), and (2) if the share of Series B Preferred Stock is not an Original Issuance Share, then the Per Share Redemption Price for such share shall equal the price at which such share was issued on its Issuance Date (as adjusted for any stock splits, stock dividends, reorganizations or the like after its Issuance Date) plus the amount of all accrued but unpaid dividends on the Series B Preferred Stock accumulated on such share of Series B Preferred Stock from its Issuance Date through the date that such share of Series B Preferred Stock shall be redeemed by the Corporation (whether or not such dividends shall have theretofore been declared by the Board of Directors of the Corporation). From and after the Mandatory Redemption Date of any share, unless there shall have been a default in payment of the aggregate Per Share Redemption Price to be paid for all shares to be redeemed on such Mandatory Redemption Date, all rights of the holders as to such shares of Series B Preferred Stock (the "Redeemable Shares"), except the right to receive the Per Share Redemption Price immediately upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available for redemption of shares of Series B Preferred Stock on the Redemption Date are insufficient to redeem the total number of Redeemable Shares to be redeemed on such Mandatory Redemption Date, then those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the number of shares of Common Stock into which their holdings of Series B Preferred Stock are convertible as of the Mandatory Redemption Date; provided that so long as the original purchasers of the Series B Preferred Stock (in the aggregate with their Affiliates or Associates) hold 50% or more of the shares originally purchased by them (including shares of Common Stock into which shares of Series B Preferred Stock shall have theretofore been converted), the holders shall not be obligated to redeem less than all of their Redeemable Shares, and may elect to either (i) redeem their Redeemable Shares up the amount purchasable by the Corporation out of funds legally available for such purchase, or (ii) retain all of their Redeemable Shares, in which case the Redeemable Shares held by such original purchasers (or their Affiliates or Associates) shall cease to be Redeemable Shares. Until redeemed, Redeemable Shares shall remain outstanding and entitled to all the rights and preferences provided herein. At any time Redeemable Shares are outstanding, when additional funds of the Corporation are legally available for their redemption, such funds will immediately be used to redeem the remaining outstanding shares of Series B Preferred Stock that then constitute Redeemable Shares on a pro rata basis based on the number of shares of Common Stock into which each holder's Redeemable Shares may be converted. After the Mandatory Redemption Date, until all outstanding Redeemable Shares have been redeemed, the Corporation may not declare any dividends or make any other distribution to its stockholders. To the extent funds are legally available therefor, the Corporation shall pay the Redemption Price immediately upon surrender of the certificates for the Redeemable Shares.

2.  Early Redemption. If the Corporation receives a bona fide offer from a third party to invest equity capital into the Corporation prior to December 31, 2004, the Corporation may effect an early redemption of all of the Series B Preferred Stock on the following terms:

a.  The Corporation may elect to pursue its rights under this Section G(2) by delivering to the holders of Series B Preferred Stock a notice of the proposed equity investment describing all of its terms, attaching a copy of the current proposal or proposals relating to the investment, and setting forth the evidence that the proposed investor has the financial means to complete the investment (the "Early Redemption Notice");

b.  Within thirty (30) days of receipt of the notice, the holders of the Series B Preferred Stock may deliver a Qualified Counter-Offer to the Corporation; a "Qualified Counter-Offer" is a counter-offer that satisfies the following requirements: (i) the offer is in writing; (ii) the offer is for an equity investment with proceeds equal to or exceeding the gross proceeds to the Corporation in the proposed third party investment (but need not exceed $3,500,000); and (iii) the offer either (A) is accomplished through the exercise of some or all of the Preferred Stock Warrant or (B) the offer provides capital on the same or better terms to the Corporation as those set forth in the Early Redemption Notice, with the determination of the relative value of such terms to be made by the Corporation in good faith and in consultation with the holders of the Series B Preferred Stock;

c.  If the holders of the Series B Preferred Stock do not deliver a Qualified Counter-Offer on or before thirty (30) days after delivery of the Early Redemption Notice, then each share of the Series B Preferred Stock shall be cancelled on the closing date of the investment described in the Early Redemption Notice (or another equity investment by a third party on superior terms to those in the Early Redemption Notice) and convert into the right to receive on the closing date of the investment in immediately available funds, upon surrender to the Corporation of the certificate for the share, the applicable Early Redemption Payment Amount (as defined below) payable with respect to such share of Series B Preferred Stock. As used herein, the "Early Redemption Payment Amount" for a share of Series B Preferred Stock shall be determined as follows: (1) if the share of Series B Preferred Stock is an Original Issuance Share, then the Early Redemption Payment Amount for such share shall equal the sum of "X" and "Y," plus interest on such sum calculated at 30% per annum from the Original Issuance Date to the date of redemption, compounded semiannually and calculated on a pro rata basis for any partial year (and, for these purposes, "X" shall equal the Original Issuance Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like after the date hereof) and "Y" shall equal the product of $500,000 times the fraction resulting from dividing the number of Warrant Shares remaining unexercised by the number of Warrant Shares originally purchasable under the Warrant, divided by the total number of Original Issuance Shares outstanding), and (2) if the share of Series B Preferred Stock is not an Original Issuance Share, then the Early Redemption Payment Amount for such share shall equal the price at which such share was issued on its Issuance Date (as adjusted for any stock splits, stock dividends, recapitalizations or the like after its Issuance Date), plus interest on such amount calculated at 30% per annum from the Issuance Date to the date of redemption, compounded semianually and calculated on a pro rata basis for any partial year. Upon an early redemption of the Series B Preferred Stock pursuant to this Section G(2), all accrued but unpaid dividends with respect to each share of Series B Preferred Stock will be canceled. The failure by the holders of Series B Preferred Stock to make a timely Qualified Counter-Offer shall also constitute a waiver of all preemptive rights under Section H, unless the Corporation fails to close the investment described in the Early Redemption Notice.

d.  If the holders of the Series B Preferred Stock do not make a timely Qualified Counter-Proposal, but the Corporation does not close the investment described in the Early Redemption Notice (or another third party equity investment on terms no more favorable, in the aggregate, to the investors or less favorable to the Corporation than those set forth in the Early Redemption Notice) by the earlier of sixty (60) days after delivery of the Early Redemption Notice or December 31, 2004, then the Corporation may not redeem the Series B Preferred Stock unless the Corporation delivers a new Early Redemption Notice for an equity investment to be completed before December 31, 2004 and the holders of the Series B Preferred Stock do not make Qualified Counter-Proposal within thirty (30) days of the new Early Redemption Notice.

e.  If the holders of the Series B Preferred Stock make a Qualified Counter-Proposal but fail to close the equity investment described therein within forty-five (45) days of delivery of the Early Redemption Notice, and such failure to close is due to a breach by the holders of the Series B Preferred Stock of the terms of the Qualified Counter-Proposal, then the Corporation may redeem the Series B Preferred Stock at any time thereafter.

H.  Preemptive Rights.

1.  General. Except in a transaction covered by the Early Redemption procedures set forth in Section G(2), the Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any equity securities, including debt securities convertible into equity securities, unless in each case the Corporation shall have first made an offer (the "Preemptive Offer") to sell such Stock (the "Offered Securities") to each holder of Series B Preferred Stock by delivery of written notice of such offer stating the Corporation proposes to sell such Offered Securities, the number or amount of the Offered Securities proposed to be sold, the proposed purchase price therefor and any other terms and conditions of such offer. The Preemptive Offer shall by its terms remain open and irrevocable for a period of twenty (20) days from the date it is delivered by the Corporation (the "Preemptive Offer Period").

2.  Offer Mechanics. Each holder of Series B Preferred Stock shall have the option, exercisable at any time during the Preemptive Offer Period by delivering written notice to the Corporation (a "Preemptive Offer Acceptance Notice"), to subscribe for (i) a percentage of the Offered Securities equal to the percentage of the Corporation's issued and outstanding Common Stock (on a fully converted basis) represented by the holder's Series B Preferred Stock (on a fully converted basis) (the "Proportionate Percentage") and (ii) up to its Proportionate Percentage of the Offered Securities not subscribed for by other holders of Series B Preferred Stock as specified in a holder's Preemptive Offer Acceptance Notice. Any Offered Securities not subscribed for by a holder shall be deemed to be re-offered to the holders exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (A) the amount specified in their respective Preemptive Offer Acceptance Notices and (B) an amount equal to their respective Proportionate Percentages with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (x) all of the Offered Securities are accepted by the holders or (y) the maximum amount of securities specified in each Preemptive Offer Acceptance Notice has been satisfied. The Corporation shall notify each holder within five (5) days following the expiration of the Preemptive Offer Period of the number or amount of Offered Securities which such Stockholder has subscribed to purchase.

3.  Sales By Corporation. If Preemptive Offer Acceptance Notices are not given by the Stockholders for all the Offered Securities, the Corporation making such Preemptive Offer shall have 120 days from the expiration of the Preemptive Offer Period to sell all or any part of such Offered Securities as to which Preemptive Offer Acceptances Notices have not been given by the Stockholders (the "Refused Securities") to any other Persons, but only upon terms and conditions in all respects, including price, which are no more favorable, in the aggregate, to such other Persons or less favorable to the Corporation than those set forth in the Preemptive Offer. Upon the closing, which shall include full payment to the Corporation, of the sale to such other Persons of all the Refused Securities, the Stockholders shall purchase from the Corporation, and the Corporation shall sell to such Stockholders, the Offered Securities with respect to which Preemptive Offer Acceptance Notices were delivered by each Stockholder, at the terms specified in the Preemptive Offer.

I.  Definitions.

"Additional Shares of Common Stock" means all shares of Common Stock issued (or, pursuant to clauses (A) or (B) of Subparagraph (iv) of Section F(4)(a) above, deemed to be issued) by the Corporation after the Original Issue Date, other than Excluded Securities.

"Affiliate" has the meaning provided therefor in Rule 405 promulgated under the Securities Act of 1933, as such Rule is en effect as of the Original Issuance Date.

"Antidilution Shares" shall mean, on any date on which such calculation is required (a "Calculation Date"), the number of shares resulting from (A) the excess over 537,242 in the number of shares of Common Stock issued and issuable on conversion of the Convertible Notes (based, as to issuable shares, on the conversion price of the Convertible Notes on such Calculation Date), multiplied by (B) 1.041, then divided by 47,182,301.

"Associate" has the meaning provided therefor in Rule 405 promulgated under the Securities Act of 1933, as such Rule is en effect as of the Original Issuance Date.

"Available Funds and Assets" means the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders.

"Common Stock" means the common stock, par value $0.0001 per share, of the Corporation.

"Convertible Notes" means (i) the Convertible Secured Promissory Note dated October 31, 2000, payable (with accrued interest) to Howard Shao, in the original principal amount of $100,000, (ii) the Convertible Secured Promissory Note dated November 30, 2000, payable (with accrued interest) to Howard Shao, in the original principal amount of $100,000, and (iii) the Convertible Secured Promissory Note dated September 12, 2001, in the principal amount of $50,000, payable to David Weil.

"Excluded Securities" shall mean securities issued:

(i)  to directors, employees or consultants of the Corporation or any subsidiary thereof as a form of compensation in accordance with a plan approved by the Board of Directors and stockholders of the Corporation;

(ii)  in connection with any merger with, or acquisition of substantially all of the assets of, or a controlling interest in, any entity;

(iii)  to a strategic (non-financial) investor as part of a collaborative effort to conduct business in which the Corporation receives other consideration, including by way of entering into a joint venture or a distribution or licensing arrangement;

(iv)  as warrants in connection with any debt financing, or on exercise of such warrants;

(v)  upon conversion of any convertible securities now outstanding, upon exercise of the Preferred Stock Warrant, or upon exercise of any options or warrants for which an adjustment to the conversion price has previously occurred pursuant to Section F(4)(a) above; or

(vi)  in any actions described in Subsections (b), (c) or (d) of Section F(4) above.

"Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vii) any indebtedness secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on a Person's assets.

"Issuance Date" means, as to any share of Series B Preferred Stock, the date that share was first issued by the Corporation.

"Original Issuance Date" means the date of the first issuance of shares of Series B Preferred Stock.

"Original Issuance Price" means one thousand, four hundred and seventy-seven ten-thousandth dollars ($0.1477).

"Original Issuance Share" means a share of Series B Preferred Stock that was originally issued on the Original Issuance Date.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Preferred Stock Warrant" means the Series B Preferred Stock Warrant issued to Westgate Equity Partners, L.P. ("Westgate") pursuant to the Securities Purchase Agreement between the Corporation, Westgate and Health Holdings & Botanicals, LLC dated as of December 20, 2001.

"Series B Conversion Price" means the Original Issuance Price, subject to adjustment in accordance with the terms of Section F(4) above.

"Warrant Shares" means the shares of Series B Preferred Stock issuable on exercise of the Preferred Stock Warrants.